Exhibit 99


CASCADE FINANCIAL CORPORATION [Logo]          [Logo] The Cereghino Group
CONTACT: Lars Johnson, Chief                  Corporate Investor Relations
         Financial Officer                    Stacie Byars or Becky Reid
         425-339-5500                         206-762-0993
                                              www.stockvalues.com

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           CASCADE FINANCIAL CORPORATION DECLARES $0.05 CASH DIVIDEND
                   REFLECTING CONFIDENCE IN LONG-TERM PROSPECTS
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Everett, WA - September 25, 2002 - Cascade Financial Corporation (NASDAQ:
CASB), parent company of Cascade Bank, today announced its Board of Directors has declared a $0.05 per share quarterly cash dividend. The dividend will be paid October 30, 2002, to shareholders of record on October 9, 2002. This payment marks the company's first cash dividend.

"Initiating a cash dividend demonstrates our continued confidence in Cascade's long-term prospects," said Carol K. Nelson, President and Chief Executive Officer. "We believe it's important to share our success with our shareholders and paying cash dividends is one of the best methods of doing so."

On July 22, 2002, Cascade reported a 59% increase in net income to $2.0 million, or $0.30 per diluted share for its second quarter. Cascade intends to report third quarter 2002 financial results on October 22nd.

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. The bank has been locally managed for more than 85 years and has an "Outstanding" Community Reinvestment Act rating for serving the credit needs of the local community. Cascade Bank operates 14 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens and Bellevue.

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Note : Transmitted on Business Wire on September 25, 2002 at 1:06 p.m. PDT